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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      ) *
                                          ------

                      Showscan Entertainment, Inc. (SHOWQ)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   825397-10-2
                  --------------------------------------------
                                 (CUSIP Number)

                                     1/5/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 825397-10-2
--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.               Han W. Lee
          I.R.S. Identification Nos.                Sue Y. Kim
          of above persons (entities only).         Joo Y. Kim
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [X]
          (b)  [ ]
--------------------------------------------------------------------------------

     3.   SEC Use Only

--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization
          Han Lee : USA, Sue Kim : Korea, Joo Kim : Korea
--------------------------------------------------------------------------------

                    5.   Sole Voting Power  -0-
                    ------------------------------------------------------------
Number of
Shares Bene-        6.   Shared Voting Power  300,000 (Total) shares
ficially owned      ------------------------------------------------------------
by Each
Reporting           7.   Sole Dispositive Power  X
Person With:        ------------------------------------------------------------

                    8.   Shared Dispositive Power  300,000
--------------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1/3 Each Person
--------------------------------------------------------------------------------

     10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions)                                               [ ]
--------------------------------------------------------------------------------

     11.  Percent of Class Represented by Amount in Row (11)

--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

ITEM 1.
      (a) NAME OF ISSUER
          Showscan Entertainment, Inc.

      (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          6033 West Century Blvd.
          Suite 400
          Los Angeles, CA  90045-6410

ITEM 2.
      (a) NAME OF PERSON FILING
          Joo Y. Kim

      (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 6767 Forest Lawn Drive
          Suite 112
          Los Angeles, CA 90068

      (c) CITIZENSHIP
          Permanent US Resident

      (d) TITLE OF CLASS OF SECURITIES
          Common Stock

      (e) CUSIP NUMBER
          825397-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (section) 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
      (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
      (e) [ ] An investment adviser in accordance with (section) 240.13d-1(b)(1)(ii)(E);
      (f) [ ] An employee benefit plan or endowment fund in accordance with (section) 240.13d-1(b)(1)(ii)(F);
      (g) [ ] A parent holding company or control person in accordance with (section) 240.13d-1(b)(1)(ii)(G);
      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j)  [ ] Group, in accordance with (section) 240.13d-1(b)(1)(ii)(J);

ITEM 4.   OWNERSHIP

     Provide  the  following   information  regarding  the  aggrgate  nmber  and
percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 300,000 shares

               -----------------------------------------------------------------
          (b)  Percent of class:
               6% of common stock
               -----------------------------------------------------------------
          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote
                    -0-
                    ------------------------------------------------------------
               (ii) Shared power to vote or to direct the vote
                    300,000 shares
                    ------------------------------------------------------------
               (iii)Sole power to dispose or to direct the disposition of
                    X
                    ------------------------------------------------------------
               (iv) Shared power to dispose or to direct the disposition of
                    300,000 shares
                    ------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be indentified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     If a group has filed this schedule pursuant to (section) 240.13d-1(b)(1)(ii)(j), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (section) 240.13d-1(c) or (section) 240.13d-1(d), attach an exhibit stating the identity of each member of the group

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Notice fo dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if requried, by members of the group, in their individual capacity. See Item 5.

ITEM 10.  CERTIFICATION

          (a) The following certification shall be included if the statement filed pursuant to (section) 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b) The following certification shall be included if the statement is filed pursuant to (section) 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     1/5/01
                                        --------------------------------
                                                      Date

                                        /s/ Han Lee, Joo Kim, Sue Kim
                                        --------------------------------
                                                   Signature

                                        Han Lee, Joo Kim, Sue Kim
                                        --------------------------------
                                                   Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.